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                                                                   EXHIBIT 10.40

                          SOFTWARE LICENSE AGREEMENT

     This Agreement (the "Agreement") is entered into effective as of October 27, 1999, by and between Atlantic Richfield Company, a Delaware corporation ("Licensor"), and Vastar Resources, Inc., a Delaware corporation ("Licensee"), each being individually a "Party" and collectively the "Parties."

W I T N E S S E T H:

WHEREAS, Licensor and Licensee are both engaged in the business of oil and gas exploration. Licensor formed Licensee in 1993 (corporate entity) and currently has greater than an 80% ownership interest in Licensee. On October 1, 1993, Licensor assigned and conveyed to Licensee, certain assets for use in Licensee's independent operations. In addition to the assets which were conveyed to Licensee, Licensor and Licensee also entered into various agreements on October 1, 1993, and from time to time since then, in which Licensor licensed certain software and other intellectual property rights to Licensee, and Licensor agreed to provide certain services and support to Licensee; and

WHEREAS, since October 1, 1993, Licensee has been in possession of or had access to, or has subsequently been in possession of or had access to, certain software relative to accounting, administration, marketing, and personnel, all as described in greater detail in the attached Exhibit "A" ("Nontechnical Software") and certain software relative to exploration and engineering, all as described in greater detail in the attached Exhibit "B" ("Technical Software"). Nontechnical Software and Technical Software are together hereinafter referred to as the "Software." The Software which is the subject of this Agreement was originally paid for in whole or part by Licensee. Since October 1, 1993, Licensee has utilized said funded Software for Licensee's internal operating purposes with Licensor's knowledge and consent, and with Licensor providing maintenance and support of some of the Software; and

WHEREAS, Licensee desires to continue utilizing the Software for its own internal operating purposes and both Licensor and Licensee believe it is in their respective best interests to enter into an agreement which specifies Licensee's right to use the Software and have possession of the corresponding source code.

NOW, THEREFORE, in consideration of the premises and mutual covenants of this Agreement, the Parties agree as follows:

1. LICENSE

With regard to the nontechnical software listed in Exhibit "A," Licensor hereby grants to Licensee, a perpetual, irrevocable, nonexclusive, nonassignable, license to use the software for the benefit of Licensee's business. Said license to use the software includes a perpetual, irrevocable right to modify the software and thereby make derivative works and/or other improvements to the software. Licensor acknowledges that Licensee shall exclusively own all rights in any such improvements including all copyrights therein. The Parties further agree that the subject license does not include any right of the Licensee to sell or sublicense the software.

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With regard to the technical software listed in Exhibit "B," Licensor hereby grants to Licensee, a perpetual, nonexclusive, nonassignable, license to use the software for the benefit of Licensee's business. Said license to use the software includes a perpetual right to modify the software and thereby make derivative works and/or other improvements to the software for the benefit of Licensee's business. Licensor acknowledges that Licensee shall exclusively own all rights in any such improvements, including all copyrights therein. The license does not include any right of the Licensee to sell or sublicense the software. The Parties further agree that the license to make modifications and to use the corresponding source code may be revoked if Licensor, or its successor, reduces its ownership in Licensee to less than fifty percent (50%). Any such revocation must be specific, in writing, and provided to Licensee with ninety (90) days advance notice. Licensee will either return all source code or verify the source code will not be used and has been deleted.

All ownership of all intellectual property in the Software is retained by Licensor. The licenses granted herein are subject to any and all third party obligations. Third party obligations are obligations imposed on Licensor under pre-existing licenses with parties other than Licensee.

2. SOURCE CODE

Licensor agrees to provide Licensee with the source code to the Software and all corresponding documentation within ninety (90) days of the effective date of this Agreement. Licensor further agrees to provide reasonable assistance to Licensee regarding the implementation and use of the subject source code.

3. TERM

This Agreement shall be effective as of the date first above written and shall extend in perpetuity.

4. COMPENSATION

In consideration for the license granted hereunder, Licensee agrees to pay to Licensor five hundred thousand dollars ($500,000.00) payable to Licensor within thirty (30) days of Licensee's acceptance of the subject source code. Licensee further agrees to pay to Licensor all reasonable costs incurred by Licensor in transferring the source code to Licensee within the period described above. The reasonable costs billed to Licensee will be consistent with the accounting and cost reimbursement formuli in the Corporate Services Agreement dated January 1, 1994 and the AEPT Technical Services Agreement dated October 1, 1993 between the Parties as applicable to the various source codes covered hereby. Acceptance of the source code shall occur when Licensee has received the source code and determined it to be compilable. Licensee is responsible for third party software needed to complete the compilation.

5. CONFIDENTIALITY

To the extent any Software is protected as a trade secret, Vastar agrees on behalf of itself and its directors, officers and employees, (i) to keep such trade secrets confidential, and (ii) not to

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disclose such trade secrets to others except as expressly otherwise authorized in this Agreement and then to do so only after such others have first agreed in writing to maintain the confidentiality of such trade secrets and not to disclose same to any third party, provided, however, disclosures may be made to third party agents of Vastar under appropriate secrecy and limited use terms and conditions reasonably acceptable to ARCO, which approval will not be unreasonably withheld, as is or may become necessary for the continuance of Vastar's commercial operations, including, but not limited to, construction, operations, maintenance, or repair of Vastar's wholly or partly owned facilities.

The obligations of secrecy and limited use imposed on Vastar, its directors, officers, employees, and authorized third party agents pursuant to this Agreement shall not apply to written information or data which, as of the Effective Date, (i) is or thereafter becomes through no fault of Vastar or its directors, officers, employees or agents part of the public knowledge or (ii) was subsequently received without binder of secrecy by Vastar or a director, officer, employee or agent thereof from another source who owed no secrecy obligation to ARCO or another.

Vastar shall not use the name of ARCO or any of its divisions or other affiliates, nor make publicity releases regarding this Agreement or the Software without obtaining the prior written consent of ARCO, which consent will not be unreasonably withheld.

Vastar shall have its directors, officers, employees, and agents of any tier, e.g., contractors or subcontractors, legally bound to the provisions of this Section.

The terms and conditions of this Section shall survive any termination of this Agreement.


6. WARRANTIES

Licensor represents and warrants that it has no actual knowledge that the Software infringes any valid rights of any third party.

Except for the above warranty, the Software is furnished to Licensee on an "as is" basis. Licensor makes no other express warranties and disclaims all implied warranties as to any matter whatsoever, including, without limitation, the condition of the Software, its merchantability, or its fitness for any particular purpose, or the correctness of output produced by the Software, or the delivery, installation, furnishing, maintaining, or supporting of the product by Licensor. In no event will Licensor be liable for any damages, including, without limitation, special, incidental, and consequential damages or damages for lost data or profits, arising out of the use, or inability to use, the Software.

7. INDEMNITY

Licensor agrees to defend, indemnify, and hold Licensee, and its officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees

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and costs) incurred through claims of third parties against Licensee based on a breach by Licensor of any representation and warranty made in this Agreement.

Licensee shall use and/or otherwise rely upon the Software and shall allow its authorized agents to use, and/or rely upon same in its sole discretion and at its sole risk and expense, and Licensee shall indemnify, defend, and hold Licensor harmless from any and all losses, claims, damages, judgments, costs, expenses, and liabilities for such use, and/or reliance.

8. EXPORT COMPLIANCE

Licensee shall comply with all governmental laws, rules, and regulations in respect of the export from the United States of any Software or related technical information or data.


9. NOTICES

Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by a national overnight express service. Licensor's and Licensee's addresses for notice purposes will be as follows:

To Licensor:  Atlantic Richfield Company
              2300 West Plano Parkway
              Plano, Texas 75075
              Attention: __________________

To Licensee:  Vastar Resources, Inc.
              15375 Memorial Drive
              Houston, Texas 77079
              Attention: Jo Preston

Either Party may change the address to which notice or payment is to be sent by written notice to the other Party pursuant to the provisions of this paragraph.

10. JURISDICTION AND DISPUTES

This Agreement shall be governed by the laws of the state of Texas. All disputes hereunder shall be resolved in the applicable state or federal courts of Texas. The Parties consent to the exclusive jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

11. AGREEMENT BINDING ON SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Parties hereto, and their successors.

12. SEVERABILITY

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If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

13. ASSIGNABILITY

The license granted hereunder is personal to Licensee and may not be assigned by any act of Licensee unless in connection with a transfer of substantially all the assets of Licensee to an assignee or a successor, or with the written consent of Licensor.

14. INTEGRATION

This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties pertinent to the matters covered hereby and is intended as a final expression of their Agreement. This Agreement shall not be modified or amended except in writing signed by the Parties hereto and specifically referring to this Agreement. This Agreement shall control over any other precedent document that may be in conflict herewith.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each executed this Agreement effective as of the date first above written.


ATLANTIC RICHFIELD COMPANY           VASTAR RESOURCES, INC.

By: /s/ Stephen G. Suellentrop       By: /s/ Joseph P. McCoy
   -----------------------------        -----------------------------------

Title: Vice President                Title: Vice President and Controller
      --------------------------            -------------------------------

Date: 10/28/99                       Date: 10/26/99
     ---------------------------          ---------------------------------

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                       Exhibit A - Nontechnical Software


                          [DESCRIPTION APPEARS HERE]


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                         Exhibit B - Technical Software


                          [DESCRIPTION APPEARS HERE]


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